Exhibit 99.1

CASCADE – ANNOUNCES BOARD CHANGES

LOS ANGELES, September 20, 2006/MARKETWIRE/ -- Cascade Energy, Inc. (OTCBB: CSCE) (the "Company") is pleased to announce the appointment of Mr. Faisal Saleh to its Board of Directors and as its Chief Financial Officer. Mr. Saleh has more than 20 years experience in the areas of accounting, corporate restructuring, project management and capital budgeting. Mr. Saleh's previous employment includes the Royal Ottawa Health Care Group, Global Securities Corp. and PMM/Global Business and Trade. Mr. Saleh has also held positions as a Chief Financial Officer and director for several public and private corporations. The Company welcomes the wealth of experience brought by Mr. Saleh. Mr. Saleh has entered into a renewable one-year consulting contract with the Company for a monthly remuneration of $4,000.

Mr. Saleh succeeds Mr. Gordon Samson who has resigned to pursue other interests. The Company would like to thank Mr. Samson for his contributions to the Company during his tenure as Director and CFO.

The Company continues its search for qualified independent directors in order to broaden the breadth of experience possessed at the Board level.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the acquisition of oil and gas reserves, (specifically respecting new drilling and production activities) any near-term production or cash flow and our ability to become cash flow positive in the short term to allow us to re-invest production dollars to enhance and grow company assets. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the numerous inherent uncertainties associated with oil and gas exploration. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual reports on Form 10-KSB, our quarterly reports on Form 10-QSB and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

For more information, please visit our website at www.cascadeenergyinc.com, or contact: Investor Relations 1-888-359-9565

ON BEHALF OF THE BOARD

CASCADE ENERGY INC.

Dane Brown-Director